UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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St. Jude Medical, Inc.

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Notice of 2010 Annual Meeting and

Proxy Statement

ST. JUDE MEDICAL, INC.

One St. Jude Medical Drive
St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	8:30 a.m. central time
Friday, May 7, 2010

PLACE	Minnesota History Center
345 Kellogg Boulevard West
St. Paul, Minnesota 55102

ITEMS OF BUSINESS	(1) To elect three members to our Board of Directors, for terms ending in 2013.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

(3) To consider and act upon a shareholder proposal regarding sustainability reporting.

(4) To transact such other business as may properly come before the meeting.

RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 10, 2010 are entitled to notice of and to vote at the meeting.

PROXY VOTING

It is important that your shares be represented at the meeting, regardless of the number of shares you hold. PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the three different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy even if you plan to attend the meeting. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Pamela S. Krop
Vice President, General Counsel & Corporate Secretary

March 23, 2010

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St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 7, 2010

GENERAL INFORMATION ABOUT THE MEETING

          We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. (“St. Jude Medical,” the “Company,” “we” or “us”) of proxies to be voted at our 2010 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

          You are cordially invited to attend the annual meeting on May 7, 2010, beginning at 8:30 a.m. central time. The meeting will be held at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

          Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2009 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2010: This Proxy Statement and Our 2009 Annual Report are Available at www.proxyvote.com.

          We are first making available this proxy statement and the forms of proxy and voting instructions on or about March 23, 2010 to holders of our common stock on March 10, 2010, the record date for the meeting.

Proxies and Voting Procedures

          Your vote is important. Because many shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	Over the telephone by calling a toll-free number (if you received copies of our proxy materials)

•	Electronically, using the internet

•	By completing, signing and mailing the proxy card (if you received paper copies of our proxy materials)

          The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the Notice or on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card to us before the meeting.

          If your shares are held in the name of a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares and you must vote your shares in the manner prescribed by the broker, bank or other nominee. Your broker, bank or other nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. If your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the broker, bank or other nominee to be able to vote at the meeting.

          You may revoke your proxy and change your vote at any time before your proxy is voted at the meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. If your shares are held in the name of a broker, bank or other nominee, contact your broker, bank or other nominee regarding how to revoke your proxy and change your vote.

          All shares entitled to vote at the meeting and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card or submit your proxy by telephone or internet and do not indicate how your shares should be voted on any particular matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board of Directors on that matter, as set forth in this proxy statement.

          If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any matters other than those set forth in the Notice of Annual Meeting of Shareholders would be raised at the meeting.

Shareholders Entitled to Vote

          Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting, and there is no cumulative voting.

          On the record date, March 10, 2010, there were 325,506,813 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

          The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business.

          Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees do not have discretionary authority to vote with respect to the election of the Company’s Directors or the shareholder proposal regarding sustainability reporting (the “Shareholder Proposal”).

          In an uncontested election (where, as at the annual meeting, the number of Director nominees does not exceed the number of Directors to be elected), our articles of incorporation provide that a Director is elected if the number of votes cast “for” a Director exceeds the number of votes cast “against” the election of that Director. To address a holdover provision in Minnesota law that allows a Director who has not been re-elected to remain in office until a successor is identified, our Principles of Corporate Governance require that any Director nominee who receives a greater number of votes “against” his or her election than votes “for” such election must promptly offer to tender his or her resignation following certification of the shareholder vote. The Governance and Nominating Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release. Any Director who offers to tender his or her resignation as described above will not participate in the Governance and Nominating Committee’s recommendation or Board action regarding whether to accept the resignation offer.

          At any meeting for which the number of Director nominees exceeds the number of Directors to be elected, our articles of incorporation provide that Directors are elected by a plurality of the votes present and entitled to vote on the election of Directors. This means that if shareholders are electing three Directors, the three Director nominees receiving the highest number of votes will be elected.

          The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Shareholder Proposal and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, provided that the total number of shares that voted in favor of each proposal constitutes more than 25% of our outstanding shares.

          Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions have no effect on the election of Directors and have the same effect as a vote “against” the other proposals. Broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

          St. Jude Medical will pay the cost of soliciting proxies. We are soliciting proxies primarily by mail. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

          In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

          The Board of Directors of St. Jude Medical is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

          The Board is currently comprised of Mr. Daniel J. Starks, who has served as Chairman of the Board, President and Chief Executive Officer since 2004, and seven independent Directors. Mr. John W. Brown has served as Presiding Director since 2006. The Presiding Director plays an important role in the Board’s governance structure. The Presiding Director works closely with the Chairman and the other Directors, as appropriate, to set and approve the agenda for Board and Governance and Nominating Committee meetings, to ensure that there is an appropriate flow of information to the Board and to make sure that management properly and adequately addresses matters of interest to the Board. The Chairman conducts the actual Board meetings, and the Presiding Director organizes and presides over all executive sessions of the non-management, independent Directors. The other principal responsibilities of the Presiding Director include:

•	Counseling the Chairman on issues of interest or concern to the independent Directors;

•	Evaluating, along with the members of the Board, the Chairman’s performance and meeting with the Chairman to discuss the Board’s evaluation;

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Advising the Chairman concerning the independent Directors’ view as to the quantity, quality and timeliness of the flow of information from management that is necessary for the independent Directors to effectively and responsibly perform their duties; and

•	Conducting an annual self-assessment to evaluate the effectiveness of the Board and individual Board members.

The Presiding Director also serves as Chairman of the Governance and Nominating Committee, the principal Board committee charged with responsibility for the Board’s governance structure. In this dual role, the Presiding Director facilitates the ability of non-management Directors to fulfill their responsibility and provides a structure for communicating any concerns the non-management Directors may have directly to the Company’s executive management.

          The Board is comprised of qualified and experienced leaders with the ability to act independently in providing oversight to the Company. Of the seven independent Directors currently serving on the Board, three are currently serving or have served as chief executive officers of other companies. Of the four independent Directors who have not served as a chief executive officer of a company, one Director served as chief financial officer of a multi-billion dollar manufacturer of specialty medical technology products, one served as managing partner of a law firm, one served as Chief Marketing Officer for one of the largest pharmaceutical companies in the world and one has held a number of leadership positions in two of the largest information technology companies in the world. Accordingly, we believe that all Directors have demonstrated seasoned leadership in large enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of the Directors, see “Director Qualifications” on page 7 of this proxy statement.

          The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

          We believe that the Company, like many U.S. companies, is best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, Mr. Starks is able to draw on his intimate knowledge of the daily operations of the

Company and its relationships with customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day to day operations, Mr. Starks is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice. The appointment by the Board of an experienced independent Presiding Director with substantial responsibilities provides additional strength and balance to our Board leadership structure.

Board’s Role in Risk Oversight

          The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of the Company’s various businesses, the Board reviews and advises with respect to the Company’s business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company’s businesses as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments. In addition, the heads of certain of the Company’s key functional areas, e.g., IT, Legal and Regulatory, regularly update the Board on risks in their areas.

          At least annually, management provides a report to the Board identifying the principal risks facing the Company and its subsidiaries. This report is intended to assist the Board in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk. More in-depth information and discussion of particular risk areas may be provided upon request of the Board.

          Management also conducts an assessment of financial risks to the Company each year and reports its findings to the Audit Committee, which in turn provides a summary to the full Board. The financial risk assessment process is facilitated by St. Jude Medical’s internal audit team. Members of the internal audit team interview key department and functional leaders from a global cross-section of the Company to identify and evaluate financial risks and the steps being taken to mitigate the risks. Identified risks are prioritized based on the potential exposure to the business, measured as a function of the severity and speed of impact and likelihood of occurrence. At least annually, there is also an evaluation of management’s preparedness to respond to the risks if realized. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. A summary of the results of the financial risk assessment process and risk mitigation activities is presented to the Audit Committee, provided to the full Board and discussed by the Board.

          The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s Chief Internal Auditor with regard to significant control matters. The Audit Committee also oversees and reviews with management the liquidity of the Company and its subsidiaries, the Company’s funding needs and other finance matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

          The Compensation Committee oversees the Company’s executive compensation arrangements, including the identification and management of risks that may arise from the Company’s compensation policies and practices.

          The Governance and Nominating Committee has oversight of corporate governance, including establishing practices and procedures that promote good governance and thus mitigate governance risk, and is also responsible for reviewing the performance of the Board, its Committees and their members.

Meeting Attendance and Executive Sessions

          During 2009, the Board held five meetings. Each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

          The independent members of the Board also meet at scheduled executive sessions at least twice each year. These sessions are chaired by the Presiding Director, who is the Chairman of the Governance and Nominating Committee.

Principles of Corporate Governance

          The Company’s Principles of Corporate Governance are available on the Company’s website at www.sjm.com.

Code of Business Conduct

          The Company has adopted a Code of Business Conduct for its principal executive officer, principal financial officer, principal accounting officer, corporate controller and all other employees. The Code of Business Conduct is available on the Company’s website at www.sjm.com.

Communications with Directors

          Any interested party wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors at:

c/o Corporate Secretary
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

All such correspondence will be forwarded to the Director or Directors.

Director Nomination Process

          The Governance and Nominating Committee identifies and nominates appropriate candidates for the Board of Directors. The Governance and Nominating Committee works closely with the Board to develop selection criteria and identify candidates. The Committee considers suggestions from many sources, including other directors, search firms and shareholders, for possible candidates for Directors. The Governance and Nominating Committee considers all candidates in the same manner, regardless of the source that proposed them.

          Any shareholder wishing to recommend that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a recommendation to:

Governance and Nominating Committee
c/o Corporate Secretary
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

          The Governance and Nominating Committee will review all nominees to the Board of Directors, including an assessment of a nominee’s judgment, experience, independence and such other factors as the Governance and Nominating Committee concludes are pertinent in light of the Board’s needs.

          Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors and members of management, including the Company’s General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

          The Governance and Nominating Committee has worked in the past with independent search firms that assist in identifying Director candidates.

Director Attendance at Annual Shareholder Meeting

          All of the Company’s Directors attended the 2009 Annual Meeting of Shareholders. The Company will reimburse a Director’s travel expenses for attending the annual shareholder meeting, but attendance by non-management Directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2010 Annual Meeting of Shareholders in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Literacy and Expertise

          The Board undertakes an annual review of Director independence. As part of that process, in February of each year, the Board reviews all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the Directors to questions regarding employment, business, familial and other relationships with the Company and its management. In February 2009, the Board specifically considered Stefan K. Widensohler’s relationship with Invatec, as described on page 14. In February 2010, the Board specifically considered Richard R. Devenuti’s relationship with EMC Corporation and the Company’s purchase and potential purchase of hardware and software from EMC Corporation. As a result of each review, the Board affirmatively determined that all of the Directors, except Mr. Starks, are independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards and have no material relationships with the Company other than their positions on the Board of Directors. See “Related Person Transactions” on page 13.

          The Board also determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Devenuti and Mr. Rocca each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

Director Qualifications

          The Board of Directors believes that its membership should reflect the diversity of experience, skills, geography, gender and ethnicity required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of its shareholders. This includes ensuring that the Board has the expertise required to fulfill all of its legal, regulatory and New York Stock Exchange requirements, including the requirements for each of its Committees.

          In identifying appropriate candidates to serve as a Director, the Board gives particular weight to individuals with experience as a chief executive officer. The Board believes that individuals with CEO experience are best able to mentor, advise, evaluate, direct and decide when it is appropriate to replace the Company’s CEO, all of which are critical Board responsibilities. The Board also places great weight on large-company experience when evaluating Director candidates. Such experience enables a Director to offer insights to help the Company navigate the many issues that arise as it continues its rapid growth. The Board has not aimed to be comprised of individuals with niche expertise, such that other members of the Board would defer to that member when issues arise within their expertise. Rather, the Board believes that the overall business acumen and experience of each Director, working together with the rest of the Board, better serves the Company and its shareholders.

          Each of the St. Jude Medical Directors has particular attributes and areas of expertise that are of value to the Company and that, taken together, provide the strength of a well-rounded Board. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our Directors should serve as a Director of the Company.

          Mr. Brown has a unique background and skills that qualify him not only to serve on the Board, but also to act as Presiding Director. Mr. Brown served as the Chief Executive Officer of Stryker Corporation from 1977 to 2004 and as Chairman from 1980 until his retirement in 2009. During his tenure as head of Stryker, Mr. Brown turned a small medical instruments company with annual sales of $17 million and 400 employees into a global orthopedics medical device manufacturer that today has annual sales of approximately $6.7 billion and over 17,000 employees. Between 1979 and 2007, Stryker increased annual per-share earnings by at least 20 percent every year but two. From these experiences, Mr. Brown brings a particularly strong understanding of the challenges and opportunities for building and managing a global medical device company. He brings a visionary yet disciplined approach to the Company and provides invaluable leadership to the Board.

          Mr. Devenuti is currently Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation, where he oversees all aspects of the CMA division’s operations, including worldwide sales and services, channel strategy, product development, strategic business and financial initiatives and IT. Prior to joining EMC, Mr. Devenuti held a variety of senior positions at Microsoft Corporation. As a result of his leadership roles with Microsoft and EMC, Mr. Devenuti has acquired extensive general business experience and, in particular, experience with high growth companies in a high growth industry. In addition, Mr. Devenuti possesses a deep expertise in information technologies and in creating and managing organizations to achieve operational excellence. This expertise has been particularly useful to the Company as it has grown and needed to expand its systems and infrastructure and to build a more scalable business. Mr. Devenuti also qualifies as an audit committee financial expert under applicable rules of the Securities and Exchange Commission, providing the Board with another financially seasoned member of the Audit Committee.

          Mr. Essig has served as President and Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since 1997. Prior to joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig also serves on the Board of Directors of the Advanced Medical Technology Association, a trade association that represents the medical device industry. In addition to his demonstrated seasoned leadership and experience as a sitting CEO, Mr. Essig brings a broad strategic perspective in the medical device industry that is valued by the Board and the Company.

          Mr. Garrett has served as a Director of the Company since 1979 and is the longest tenured Director of the Company. He was a member and the managing partner of the Lindquist & Vennum law firm, where he represented various companies, including St. Jude Medical from its initial public offering in 1977 until 1995. Mr. Garrett’s experiences also include representing and advising companies on corporate governance matters and on merger and acquisition activity. His special knowledge and counsel in these areas is valued by the Board. In addition, due to his long tenure with the Company, Mr. Garrett provides the Board with valuable insight and perspective into the Company’s operational and management history.

          Ms. Hill, the most recent addition to the Board, has an accomplished record with extensive experience in the managed healthcare industry. She is currently serving as Chief Executive Officer and a member of the Board of Directors of ValueOptions, Inc., a managed behavioral health company. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, and President and a member of the Board of Directors of Express Scripts, a Fortune 200 pharmacy benefits management company. As a sitting Chief Executive Officer, Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry. In addition, Ms. Hill’s expertise in understanding and evaluating benefits and compensation issues has proven to be of great value to the Board.

          Mr. Rocca was selected to serve on the Board because of the global financial expertise he attained through various senior financial and leadership positions at large multinational public companies. He served as Chief Financial Officer at Mallinckrodt, Inc., a $2.7 billion manufacturer of specialty medical technology products, from 1994 until his retirement in 2000. Prior to joining Mallinckrodt, from 1966 to 1994, Mr. Rocca worked at Honeywell, Inc., where he served in a variety of finance roles, including Vice President of Finance for Honeywell Europe in Brussels, Belgium and Vice President and Corporate Treasurer. Given Mr. Rocca’s extensive management and financial experience, including serving as the current Chairman of the Audit Committee for each of Hyatt Hotel Corporation and Lawson Software, Inc., he is uniquely qualified to serve as Chairman of the Company’s Audit Committee. Mr. Rocca’s considerable management and financial knowledge and experience make him a highly valued member of the Board.

          Mr. Starks, our Chairman, President and Chief Executive Officer since 2004, has over 24 years of medical device industry experience. Prior to joining the Company, Mr. Starks was President and Chief Executive Officer of Daig Corporation, a manufacturer of specialty cardiovascular devices that was acquired by St. Jude Medical in 1996. In 1998, Mr. Starks was named CEO and President of the Company’s Cardiac Rhythm Management business and in 2001 was named President and Chief Operating Officer of the Company. Mr. Starks has been a member of the St. Jude Medical Board of Directors since the Company acquired Daig Corporation in 1996. Under Mr. Starks’ leadership, the Company has seen a 5-year compounded annual growth rate for earnings per share of 15.9% and grown from $2.3 billion in revenue in 2004 to $4.68 billion in 2009.

          Ms. Yarno has a 26-year history of demonstrated leadership in global operations, marketing and human resources in the pharmaceutical industry, most recently serving as Chief Marketing Officer of Merck & Co., a pharmaceutical company, prior to her retirement in 2008. She also has held a series of other executive positions at Merck, including General Manager of U.S. Human Health, Executive Vice President of Worldwide Human Health Marketing and Senior Vice President of Human Resources. Additionally, Ms. Yarno served as the vice president of the Women’s Health Care Franchise at Johnson & Johnson, the world’s largest healthcare company. Ms. Yarno was selected by the Board because of her management and business acumen and experience with a large enterprise in the healthcare industry.

Committees of the Board of Directors

          The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. During 2009, the Audit Committee met nine times, the Compensation Committee met four times and the Governance and Nominating Committee met two times. Membership on each committee as of March 10, 2010 is set forth in the following table:

Director	Audit Committee	Compensation Committee*	Governance and Nominating Committee
John W. Brown			Chair
Richard R. Devenuti	●
Stuart M. Essig		Chair	●
Thomas H. Garrett	●
Barbara B. Hill		●
Michael A. Rocca	Chair
Wendy L. Yarno		●	●

*

John W. Brown resigned from the Compensation Committee in May 2009. Stefan K. Widensohler served on the Compensation Committee from May 2009 until the effective date of his resignation from the Board on January 25, 2010.

          Each Committee of the Board has a separate written charter which is available on the Company’s website at www.sjm.com.

          Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards. Each member of the Audit Committee is also independent under the rules of the SEC.

          The duties of the Audit Committee are described in its report below.

          The Compensation Committee is responsible for establishing and administering compensation programs for the Company’s executive officers and considering matters relating to employee benefits provided by the Company. The Compensation Committee is also responsible for making recommendations to the Board regarding Director compensation.

          The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to recommend Directors can be found on page 6. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

Report of the Audit Committee

          The Audit Committee reviews the Company’s consolidated financial statements, financial reporting process and internal control over financial reporting on behalf of the Board of Directors.

          We meet with management periodically to consider, among other things, the adequacy of the Company’s financial disclosures and internal control over financial reporting. We discuss these matters with the Company’s independent registered public accounting firm, Ernst & Young LLP, and with appropriate Company financial personnel, including the Company’s internal auditor.

          We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

          We also appoint the independent registered public accounting firm, approve the scope of their audit services, approve the performance of non-audit services by the independent registered public accounting firm and review periodically its performance and independence from management.

          The Directors who serve on the Audit Committee are all independent under the Company’s Principles of Corporate Governance and bylaws, the NYSE listing standards and the rules of the SEC.

          The Board has adopted a written charter which describes the functions the Audit Committee is to perform. Each year, we review the actions required to be taken by the Audit Committee under the charter, confirm that they have been taken, and report the same to the Board. The current Audit Committee charter is available on the Company’s website at www.sjm.com.

          Management has the primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

          The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with us any issues they believe should be raised with us.

          The independent registered public accounting firm also audits the Company’s internal control over financial reporting and expresses an opinion as to whether the Company maintained effective internal control over financial reporting.

          This year, we reviewed the Company’s audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss these financial statements. Management has represented to us that these financial statements were prepared in accordance with United States generally accepted accounting principles. We also considered the report of the independent registered public accounting firm relating to the Company’s consolidated financial statements.

          This year, we also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to us that the Company’s internal control over financial reporting was effective as of January 2, 2010. We also considered the report of the independent registered public accounting firm relating to the Company’s internal control over financial reporting.

          We have received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. We have also considered the compatibility of non-audit services with the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

          Based on our review and discussions described above, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the SEC.

Michael A. Rocca, Chairman
Richard R. Devenuti
Thomas H. Garrett III

Compensation of Directors

          The Company targets compensation for service on the Board of Directors and its committees at the 60th percentile of the market as defined by an analysis of the primary peer companies identified on pages 19-20. The Compensation Committee engages outside consultants for assistance in determining the levels and components of compensation that are consistent with this objective. See discussion beginning on page 18. The Chairman of the Board reviews the data and analyses provided by the Company’s outside consultants and then makes recommendations to the Compensation Committee regarding Director compensation. The Compensation Committee, in turn, reviews the data and analyses provided by the Company’s outside consultants and the Chairman’s recommendations and makes its own recommendations to the Board regarding Director compensation. The Board of Directors then approves Board and Committee compensation, as well as Director retirement policies, based on the recommendations of the Compensation Committee. Each year, the compensation levels approved by the Board become effective at the Company’s annual meeting of shareholders and remain in effect until the annual meeting of shareholders held in the following year.

          For the period commencing on May 8, 2009, the date of the 2009 Annual Meeting of Shareholders, and ending on May 7, 2010, the date of the 2010 Annual Meeting of Shareholders, each non-employee Director received a retainer of $54,000 per year, paid monthly, plus $2,000 per diem for each Board meeting attended. Committee chairmen received an additional annual fee of $9,000, except for the Chairman of the Audit Committee who received an annual fee of $14,200, and Committee members received an additional annual fee of $4,000. The Presiding Director received an additional annual fee of $5,000. The Company believes this compensation is aligned with the 60th percentile of the Company’s primary peer group and reflects the responsibilities and potential liabilities for audit committee chairmen and directors generally. Directors who are Company employees are not compensated for their services as Directors.

          In May of each year, Directors who are serving at that time may elect to receive the annual retainer fee payable over the following 12 months either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the closing market price of our common stock on the date of grant, which is the first business day in June after a Director’s election to receive restricted stock in lieu of half or all of the Director’s retainer. The restriction on the stock lapses on the six-month anniversary of the grant date. In 2009, all of our non-employee Directors elected to receive their entire annual retainer in the form of restricted stock.

          Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director’s partner when attending the annual strategic planning meeting.

          The Company’s 2006 Stock Plan provides that each non-employee Director who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders will receive, as of the date of such meeting, an option to purchase 5,600 shares of our common stock at an exercise price per share equal to the closing market price of our common stock on such date. The number of options awarded can be adjusted upward if approved by the Board of Directors, and each year the Compensation Committee reviews external market data and makes a recommendation to the Board of Directors regarding the annual grant. All such options are designated as non-qualified stock options with eight-year terms and fully vest on the six-month anniversary of the grant date. Non-employee Directors appointed between annual shareholder meetings are granted an option to purchase a pro-rata portion of shares on the same terms and conditions as the stock options described above, except the exercise price is equal to the closing market price of our common stock on the date of appointment. At the 2009 Annual Meeting of Shareholders, each non-employee Director received a grant of an option to purchase 12,250 shares at $36.49 per share, the closing market price of our common stock on the date of grant. No additional options were granted to non-employee Directors in 2009.

          Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam. Board members also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

          Under a retirement plan for non-employee Directors that was terminated April 1, 1996, each non-employee Director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the Director during his or her service as a Director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the Director becomes 60 years old. The retirement benefit is payable over a number of years equal to the Director’s years of service as a member of the Board of Directors prior to April 1, 1996. Mr. Garrett is the only current Director eligible for benefits under the discontinued retirement plan for non-employee Directors. The actuarial present value of his benefit under this plan is $192,000 and did not change during the last fiscal year. This amount was expensed in prior years and is fully accrued for as of January 2, 2010.

          Under the process described above, the Board will approve compensation for its Directors for the twelve month period commencing on May 7, 2010 at its next regularly-scheduled meeting (to be held immediately prior to the 2010 Annual Meeting of Shareholders).

Director Compensation Table

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2) (3)	All Other Compensation ($)		Total ($)

John W. Brown	86,000	149,597	-0-		235,597
Richard R. Devenuti	74,000	149,597	-0-		223,597
Stuart M. Essig	83,000	149,597	1,000	(4)	233,597
Thomas H. Garrett III	74,000	149,597	-0-		223,597
Barbara B. Hill	74,000	149,597	-0-		223,597
Michael A. Rocca	84,200	149,597	-0-		233,797
Stefan K. Widensohler(5)	70,000	149,597	-0-		219,597
Wendy L. Yarno	78,000	149,597	-0-		227,597

Footnotes

(1)	All of the non-employee Directors elected to receive their entire $54,000 annual retainer fee for the May 2009 to May 2010 term in the form of shares of restricted stock.

(2)

On May 8, 2009, each non-employee Director was awarded options to purchase 12,250 shares of our common stock with a grant date fair value of $149,597. The amounts in this column are computed in accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) and are based on the fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010.

(3)

As of January 2, 2010, the Directors held options to purchase the following numbers of shares of our common stock: Mr. Brown, 38,600; Mr. Devenuti, 72,000; Mr. Essig, 72,000; Mr. Garrett, 72,000; Ms. Hill, 24,279; Mr. Rocca, 49,332; Mr. Widensohler, 56,000; and Ms. Yarno, 48,000. As of January 2, 2010, no Directors held any restricted stock awards.

(4)	Represents a matching gift under our charitable contribution matching program.

(5)	Mr. Widensohler resigned from the Board effective January 25, 2010.

Compensation Committee Interlocks and Insider Participation

          During 2009, Stuart M. Essig (chair), Barbara B. Hill, Wendy L. Yarno, John W. Brown (who resigned from the Committee in May 2009) and Mr. Stefan K. Widensohler (who joined the Committee in May 2009 and resigned from the Board in January 2010) served as members of the Compensation Committee. None of these individuals has ever served as an officer or employee of St. Jude Medical or any of our subsidiaries or has any relationships with St. Jude Medical or any of our subsidiaries requiring disclosure under “Related Person Transactions” below, except as disclosed for Mr. Widensohler on page 14. The members of the Compensation Committee have no interlocking relationships requiring disclosure under the rules of the SEC.

Related Person Transactions

          Policy and Procedures

          Our Board of Directors has adopted a written policy and procedures for related person transactions (collectively referred to as the “Policy”). Under the Policy, all related person transactions must be approved or ratified by the Company’s Governance and Nominating Committee. For purposes of the Policy, related person transactions generally include any transaction:

•	to which the Company is a participant;

•	for which the amount involved in any calendar year is expected to exceed $120,000; and

•	in which a related person is expected to have a direct or indirect material interest.

          Despite otherwise falling within this definition, the following transactions have been determined by the Board not to be related person transactions subject to the Policy:

•	employment arrangements with management that are otherwise approved by the Board;

•	transactions for which the related person’s interest is solely due to their status as a shareholder; and

•	transactions with third parties in which the amounts involved are not material to the third parties.

          A related person under the Policy is:

•	someone who is or was an executive officer, Director or nominee for election as a Director of the Company since the beginning of the last fiscal year;

•	a person or group who is a beneficial owner of more than 5% of the Company’s voting securities; or

•	an immediate family member of any of the foregoing.

          Each officer and Director has an affirmative obligation to inform the Company of any transactions in which he or she or a member of his or her immediate family may have a material interest and which may reasonably be expected to be a related person transaction. Management of the Company is also required to inform the Company of any potential related person transactions of which management becomes aware in the course of business development activities.

          Our General Counsel is responsible for determining whether a particular transaction is a related person transaction. If so, the Governance and Nominating Committee reviews the transaction to determine whether to approve or ratify the transaction and whether to impose any conditions on the approval or ratification.

          In determining whether to approve or ratify a particular transaction, the Governance and Nominating Committee will take into account any factors that it deems relevant, which may include, among other things:

•	the material terms of the transaction;

•	the expected and potential impact of the transaction on the Company’s results of operations, financial position and cash flows;

•	whether the terms of the transaction are no less favorable to the Company than if the other party did not have an affiliation with a related person;

•	the availability of, and terms to obtain, other sources of comparable products or services, where applicable; and

•	the identity of the related person and the impact of the transaction on the related person’s independence due to the expected and potential financial interest of the related person in the transaction.

          Under the Policy, related persons are required to refrain from directly or indirectly participating in the negotiation of any transactions that may reasonably be expected to be related person transactions, or managing any existing related person transactions. In addition, no Director of the Company may engage in the approval under the Policy of a related person transaction in which he or she, or a member of his or her immediate family, has a material interest, except to the extent of providing to the Governance and Nominating Committee all material information requested concerning the related person transaction.

          Purchases from Invatec

          Mr. Widensohler is a director of, and the beneficial owner of approximately 45% of the common stock of, Invatec, an Italian company that makes medical products which, until December 2008, it sold to our Japanese distribution subsidiary. The business relationship between Invatec and our Japanese distribution subsidiary was terminated as of December 31, 2008. During the period in which the Company, through its Japanese distribution subsidiary, had a business relationship with Invatec, the Board of Directors had determined that Mr. Widensohler was not an independent Director. In light of the termination of this relationship, the Board determined in February 2009 that Mr. Widensohler was an independent Director.

          While the Company’s business relationship with Invatec was terminated in 2008, the Company received a request in July 2009 from our Japanese distribution subsidiary to make a one-time purchase of approximately $780,000 of additional products from Invatec in order to continue servicing certain customers that were in need of these additional products. Pursuant to the Policy, this transaction was reviewed and ratified by the Governance and Nominating Committee and the Board in August 2009. Mr. Widensohler resigned from the Board effective January 25, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2009 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2009 were satisfied, except that one Form 4 relating to one transaction was filed late on behalf of each of Mr. Chavez, Ms. Hill, Mr. Callaghan and Mr. Rousseau.

PROPOSAL TO ELECT DIRECTORS

          Our articles of incorporation and bylaws provide that the Board of Directors be divided into three classes of Directors as nearly equal in number as possible. The members of each class are elected to serve three-year terms with the terms of office for each class expiring at successive annual meetings. Stefan K. Widensohler retired from the Board of Directors in January 2010. In connection with Mr. Widensohler’s retirement, the Board decided to reduce the size of the Board from nine to eight Directors. Currently, two Directors have terms expiring in 2010, four Directors have terms expiring in 2011, and two Directors have terms expiring in 2012.

          At this year’s annual meeting, the three-year terms of Barbara B. Hill and Michael A. Rocca will expire. In order to ensure that the three Board classes are as nearly equal in number as possible, the Board determined that a current Director in the class with terms expiring in 2011 would stand for election one year early. Stuart M. Essig, whose current term expires in 2011, Barbara B. Hill and Michael A. Rocca are the current Directors who have been nominated for re-election to the Board for a three-year term ending in 2013. If elected, Stuart M. Essig, Barbara B. Hill and Michael A. Rocca will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected.

          The principal occupation and other information about each of the Director nominees and each Director whose term of office will continue after the annual meeting are provided below.

          The Board of Directors recommends a vote FOR the election of Stuart M. Essig, Barbara B. Hill and Michael A. Rocca as Directors. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

Nominees For Terms Expiring In 2013

Stuart M. Essig, Director of St. Jude Medical since 1999. President and Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since December 1997. Director of Zimmer Holdings from March 2005 to August 2008. Age: 48

Barbara B. Hill, Director of St. Jude Medical since December 2007. President, Chief Executive Officer and Director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company, since March 2006. Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from August 2004 to March 2006. President and Director of Express Scripts, Inc., a pharmacy benefits management company, from April 2002 to October 2003. Director of Rotech Healthcare Inc. from September 2005 to June 2006. Age: 57

Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Hyatt Hotels Corporation and Lawson Software, Inc. Director of Ligand Pharmaceuticals, Inc. from April 1999 to May 2007. Age: 65

Directors Whose Terms Expire In 2011

Richard R. Devenuti, Director of St. Jude Medical since 2001. Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation, a developer and provider of information infrastructure technology and solutions, since July 2008. Senior Vice President of Worldwide Services and IT of Microsoft Corporation, a software company, from December 2003 until January 2007. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. Director of Convergys Corporation and Director of XETA Technologies Inc. from May 2008 to November 2009. Age: 52

Thomas H. Garrett III, Director of St. Jude Medical since 1979. Self-employed as a business consultant since June 1996. Previously, a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota, and its Managing Partner from 1993 through 1995. Director of Lifecore Biomedical, Inc. from July 1996 to March 2008. Age: 65

Wendy L. Yarno, Director of St. Jude Medical since 2002. Retired in 2008 from Merck & Co., Inc., a pharmaceutical company, where she was Chief Marketing Officer from 2006 to 2008. From 2005 to 2006, General Manager, Business Unit, Merck & Co., Inc. From 2002 to 2005, Executive VP, Worldwide Human Health, Merck & Co., Inc. Age: 55

Directors Whose Term Expire In 2012

John W. Brown, Director of St. Jude Medical since August 2005. Chairman of the Board of Stryker Corporation, an orthopedic device company, from 1997 through December 2009. Chief Executive Officer of Stryker Corporation from 1977 through 2004. Chairman Emeritus of Stryker Corporation and Director of Gen-Probe Incorporated. Age: 75

Daniel J. Starks, Director of St. Jude Medical since 1996. Chairman, President and Chief Executive Officer of St. Jude Medical since May 2004. President and Chief Operating Officer of St. Jude Medical from February 2001 to May 2004. From April 1998 to February 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Previously, Chief Executive Officer and President, Daig Corporation. Director of Urologix, Inc. from October 2002 to November 2009. Age: 55

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

          The following table presents information regarding the beneficial ownership of our common stock as of March 10, 2010 by (a) each of our Directors, Director nominees and executive officers appearing in the Summary Compensation Table on page 30, (b) all of our Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them, and none of the shares beneficially owned by our Directors, Director nominees and executive officers are subject to a pledge.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares Held March 10, 2010		Stock Options to Purchase Common Shares Exercisable within 60 days of March 10, 2010	Total Beneficial Ownership		Percent of Class

John W. Brown	75,429		38,600	114,029		*
Richard R. Devenuti	9,097		56,000	65,097		*
Stuart M. Essig	33,902		72,000	105,902		*
Thomas H. Garrett III	86,918		72,000	158,918		*
Barbara B. Hill	4,137		24,279	28,416		*
Michael A. Rocca	8,517		49,332	57,849		*
Daniel J. Starks	6,404,792		1,246,000	7,650,792	(2)	2.31%
Wendy L. Yarno	7,270		48,000	55,270		*
John C. Heinmiller	233,798		803,000	1,036,798	(3)	*
Michael T. Rousseau	18,553		770,500	789,053		*
Eric S. Fain	71,360		320,300	391,660		*
Denis M. Gestin	3,761		156,875	160,636		*
Directors and Executive Officers as a Group (20 persons)	7,049,045		5,088,283	12,137,328		3.67%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	24,764,824	(1)	-0-	24,764,824		7.49%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	21,366,333	(4)	-0-	21,366,333		6.46%

Footnotes

*	Less than 1.0%

(1)

This information is derived from a Schedule 13G/A filed on February 12, 2010 by Wellington Management Company, LLP, which is deemed to be the beneficial owner of 24,764,824 shares of our common stock as a result of acting as investment adviser for clients of Wellington Management. Wellington Management Company, LLP has shared voting power over 9,079,900 shares and shared dispositive power over 24,764,824 shares.

(2)	Includes 2,500,000 shares that are subject to a pledge in support of a line of credit.

(3)	Includes 100,000 shares that are subject to a pledge in support of a line of credit.

(4)

This information is derived from a Schedule 13G filed on February 5, 2009 by Barclay’s Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGF”), Barclays Global Investors, Ltd. (“BGL”), Barclays Global Investors Japan Limited (“BGJapan”), Barclays Global Investors Canada Limited (“BGCanada”), Barclays Global Investors Australia Limited (“BGAustralia”) and Barclays Global Investors (Deutschland) AG. BGI beneficially owns 13,402,809 shares, as to which it has sole voting power of 10,752,361 shares and sole dispositive power of 13,402,809 shares. BGF beneficially owns 4,629,090 shares, as to which it has sole voting power of 4,607,560 shares and sole dispositive power of 4,629,090 shares. BGL beneficially owns 1,949,899 shares, as to which it has sole voting power of 1,669,135 shares and sole dispositive power of 1,949,899 shares. BGJapan beneficially owns, and has the sole voting power and sole dispositive power of, 996,181 shares. BGCanada beneficially owns, and has the sole voting power and sole dispositive power of, 363,610 shares. BGAustralia beneficially owns, and has the sole voting power and sole dispositive power of, 24,744 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Introduction

          To achieve our business objectives, we seek to ensure that our executive compensation programs reinforce our business strategy and are appropriately aligned with the interests of our shareholders. The goals of our compensation programs are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the programs:

•	A substantial part of an executive officer’s compensation should be incentive based, tied to Company performance and subject to risk;

•	Compensation should reflect individual job responsibilities, qualifications and performance; and

•	Executive officers and employees should be encouraged to own St. Jude Medical stock.

          We seek to ensure the long-term growth of the Company while at the same time delivering short-term results and maintaining a rigorous commitment to quality. Our executive compensation program supports these initiatives by placing the majority of compensation at risk through an annual cash incentive plan based solely on Company-wide and divisional financial objectives, and stock options which have value only through future appreciation in share price.

          St. Jude Medical operates in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. In order to attract and retain the necessary talent, we set each component of compensation – base salary, annual cash incentive target and long-term incentive awards – using the 60th percentile of the external market (as determined through the process described beginning on page 21) as a reference point.

          Oversight of the Executive Compensation Program

          The Compensation Committee of the Company’s Board of Directors (the “Committee”) is responsible for establishing and administering compensation programs for the Company’s executive officers. In 2009, the Committee consisted of Mr. Stuart M. Essig, who served as Chairman, Ms. Barbara B. Hill, Ms. Wendy L. Yarno, Mr. John Brown, who resigned from the Committee in May 2009, and Mr. Stefan K. Widensohler who joined the Committee in May 2009 and resigned from the Board in January 2010. None of the members of the Committee is a current or former employee of the Company. Each of the members of the Committee is independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards. The Committee makes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer of the Company. The Committee determines, and reports to the Board of Directors, the compensation to be paid to all other executive officers of the Company.

          Use of Consultants and Other Advisors

          The Committee has retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist the Committee with its responsibilities related to the Company’s executive and Board of Director compensation programs. Mercer’s fees for executive and director compensation consulting to the Committee in fiscal year 2009 were $218,546.

          Mercer’s responsibilities to the Committee included providing:

•	Competitive market data and advice related to the Chief Executive Officer’s compensation level and incentive design;

•	A review of Company compensation levels, performance and incentive design (including performance objectives);

•	Information on executive compensation trends and implications for the Company; and

•	Competitive market data and advice on outside Director compensation.

          During the fiscal year, the Company decided to retain Mercer and its MMC affiliates to provide other, services unrelated to executive and director compensation. The aggregate fees paid for these other services were $481,983.

          Although the Company retains Mercer for other services, the Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company because of the procedures Mercer and the Committee have in place. These include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention; and

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

          This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the company.

          Executive Compensation Philosophy and Policies

          Market Data

          We evaluate the compensation paid to the Company’s Chief Executive Officer and other executive officers in relation to the programs offered by a primary peer group of other medical product companies. The primary peer group is identified by the Company in May of each year. Companies are selected based on similarities of business characteristics and overall company size. Organizational size is measured using revenue, and the primary peer group is developed so that the median annual sales revenue of the companies within the primary peer group approximates the annual revenue for the Company.

          In 2008, the Committee approved the following peer group for use in establishing 2009 compensation decisions.

Primary Peer Group	2008 Revenue ($M)

Medtronic, Inc.	$14,599

Baxter International, Inc.	$12,348

Thermo Fisher Scientific, Inc.	$10,498

Covidien Ltd.	$9,910

Boston Scientific Corp.	$8,050

Becton Dickinson & Company	$7,156

Stryker Corp.	$6,718

Alcon Inc.	$6,294

Genzyme Corp.	$4,605

Zimmer Holdings Inc.	$4,121

Hospira Inc.	$3,630

Beckman Coulter Inc.	$3,099

CR Bard Inc.	$2,452

Varian Medical Systems Inc.	$2,070

Kinetic Concepts Inc.	$1,878

Hill-Rom Holdings Inc.	$1,508

Steris Corporation	$1,299

Edwards Lifesciences Corp.	$1,238

Median	$4,363

          Base Salary Market Data

          When a relevant data sample, typically 10 data points or more, is available from the primary peer group, it is used to determine market base salary levels. In December 2008, the primary peer group was used to benchmark salaries for Messrs. Starks and Heinmiller.

          The primary peer group did not contain a relevant sample of data for positions similar to Messrs. Rousseau, Fain or Gestin. For Mr. Rousseau, his salary was determined with consideration to the salary levels of comparable positions at approximately 200 similarly-sized publicly traded companies from Mercer’s Global Disclosure Database, a database capturing disclosed top executive pay at approximately 2,000 US companies. For Mr. Fain, the market salary level was determined using data for division-level executives at publicly-traded companies with revenue responsibility similar to Mr. Fain. The data was obtained from Mercer’s United States Benchmark Database, a general industry survey with approximately 3,000 participating organizations. For Mr. Gestin, the market salary level was determined using data for European-based division-level executives with responsibility similar to Mr. Gestin. The data was obtained from Mercer’s Benchmark Databases from all Western European countries containing an adequate sample size, which included Belgium, France, Italy and Spain.

          Incentive Market Data

          To determine market competitive levels for short-term and long-term incentives for the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), a large sample of data was used from medical device and similar companies. The use of industry-specific data allowed us to capture the unique characteristics of incentive levels in the industry. The supplemental incentive market data chosen was a large enough sample from which to gather market incentive data for all executive levels. This sample included the primary peer group, as well as the companies detailed in the following table. Data was obtained from the ORC Worldwide SIRS Benchmark Survey, Mercer’s United States Benchmark Database and published compensation proxy data.

Sources of Supplemental Incentive Market Data(1)
Abbott Laboratories	Bio-Rad Laboratories, Inc.	Integrium, LLC.	PerkinElmer Inc
Abbott Medical Devices	Cephalon, Inc.	Invacare Corporation	Roche Diagnostic Operations, Inc.
AGA Medical	Datascope Corporation	Invitrogen	Smith & Nephew, Inc. - Orthopaedics
Amgen, Inc.	Dentsply International, Inc.	Johnson & Johnson - Biotechnology	Surmodics Inc.
Applied Biosystems Group	EV3 Inc.	Johnson & Johnson Medical Devices	Terumo Cardiovascular Systems
Barr Pharmaceuticals, Inc.	Evalve, Inc.	Life Technologies Corporation	Thoratec Corporation
Bausch & Lomb Inc.	Forest Laboratories, Inc.	Medimmune, Inc	Varian, Inc.
Beckman Coulter Inc.	GE-Healthcare	Millipore Corporation	Vascular Solutions
Biogen Idec, Inc.	Genentech, Inc.	Novartis Vaccines & Diagnostics	Waters Corporation
Biomet, Inc.	Gilead Sciences, Inc.	Novo Nordisk Inc. Paracor Medical, Inc	World Heart XTENT

Footnotes

(1)	Includes all companies with data considered in making incentive decisions for fiscal years 2009 and 2010. Each company was used in both fiscal years unless their data was unavailable in either year.

          Determination of Targeted Compensation Levels

          In December of each year, the Committee establishes base salaries, annual incentive targets and long-term incentive awards. The annual incentive targets are effective for the next year and the long-term incentive awards are effective the day they are approved but are intended to be compensation for the next year and beyond.

          In establishing target levels of pay for each compensation component, the Company considers the market 60th percentile data along with additional factors such as:

•	Actual executive role as compared to the most similar external comparator description;

•	Individual executive’s experience and past performance;

•	Ability of the position to impact key business initiatives;

•	Our assessment of the risk of losing the executive to competitors;

•	Advancement potential; and

•	Succession planning considerations.

          The Company considers standard performers to be those executives whose areas of responsibility consistently meet or exceed annual performance targets and who provide leadership that is consistent with the Company’s core values and is aligned with the Company’s overall long-term growth strategy. Executives who are considered to be standard performers and for whom there is a substantially similar external market comparator typically have each component of their compensation targeted to the 60th percentile of the external market. We believe that targeting the 60th percentile for standard performers is appropriate given our practice of recruiting the highest caliber executives, our historically aggressive performance goals, our historically strong share price performance and the decentralized nature of our business, which adds complexity to executive roles. Moreover, the cost of turnover at the executive level can be high given the growth initiatives of our Company and the potential delay to those initiatives that could result from the loss of key executives.

          In general, the Company considers compensation levels within 15% of the value associated with the 60th percentile reference point to be within a reasonable range of the 60th percentile in light of differences in external market data that can be explained by performance, time in position or year-over-year anomalies.

          In the event that an executive’s position has greater responsibility than the external market comparator, the executive’s performance consistently exceeds objectives, the executive possesses a skill set that is critical to a key business objective or the executive is in line for a key leadership position, one or more components of compensation may be targeted above the 60th percentile of the external market.

          In the event that an executive is new to his or her position and has not had the opportunity to demonstrate a consistent level of performance or has duties and responsibilities which are less than those of the closest external comparator, one or more components of compensation may be targeted below the 60th percentile.

          When making recommendations regarding the compensation of the Chief Executive Officer, the Committee considers the results of the review by the Board of the Chief Executive Officer’s performance against specific objectives established at the beginning of each year, the 60th percentile of the primary peer group for each component of compensation and the Company’s overall financial performance as compared to the performance of companies in the primary peer group. The Chief Executive Officer attends Committee meetings but is not present for the discussions when his own compensation is determined.

          When evaluating the compensation levels of our other executive officers, the Committee considers recommendations of our Chief Executive Officer and our Executive Vice President and Chief Financial Officer. These recommendations are presented to the Committee in December of each year along with a written assessment for each executive officer addressing performance against the past year’s financial objectives, overall leadership effectiveness and individual breadth and effectiveness.

          In determining compensation levels for our executive officers, including the Chief Executive Officer, the Committee also reviews current and historical compensation levels (targeted and actually paid) for each executive, including the current value of any outstanding equity awards. While historical compensation levels are considered when establishing future compensation targets, the primary objective is to establish market-competitive programs that are highly aligned with future Company performance goals and shareholder value creation.

          Once the performance year begins, no subjective assessment of individual performance affects compensation, and Company and division performance alone determine amounts payable to the Named Executive Officers, subject to the discretion of the Compensation Committee to reduce payouts under the Company’s Management Incentive Compensation Plan (“MICP”) as described on page 23. Base salaries remain constant throughout the year, annual incentives are determined at the end of the year based on a combination of Company-wide and divisional performance and the value of equity awards is solely attributable to the price performance of the Company’s stock. This results in executive compensation being highly correlated to annual financial performance and long-term share price performance. With the exception of Mr. Gestin, whose compensation package is influenced by pay practices for the country in which he works and foreign currency exchange rate volatility, over 75% of targeted total compensation (base salary, annual incentive and long-term incentive) for the Named Executive Officers is tied to Company-wide and/or division performance and at-risk insofar as annual incentive awards and the value of stock options may be reduced or eliminated depending on Company-wide and division performance.

          Components of Executive Compensation Program

          Our compensation program for executive officers has four major components, each of which supports the goal of our compensation program to attract, retain and motivate talented executives:

•	Base salary;

•	Annual incentive awards;

•	Long-term incentive awards; and

•	Perquisites and other benefits.

          Base Salary

          An executive officer’s base salary is determined with consideration of the 60th percentile of the market, the executive’s role as compared to the external comparator, the executive’s past performance, ability to impact key business initiatives, risk of recruitment by key competitors, advancement potential and succession planning considerations.

          For 2009, base salaries for the Named Executive Officers exceeded the 60th percentile for the closest market comparator by an average of 6%. The Company believes that this variance is within an acceptable range of the 60th percentile reference point. In addition to the factors listed on page 21, for

Mr. Gestin, the variances to the 60th percentile reference point can be attributed to fluctuations in the Euro to U.S. Dollar exchange rate in recent years.

          Annual Incentive Awards

          Annual incentive awards are designed to align executive compensation with the achievement of annual performance goals as established in the Company’s annual operating plan approved by the Board of Directors prior to the start of each year. All annual incentive awards paid to the Named Executive Officers are awarded and paid under the MICP. Annual incentive payments made to the Named Executive Officers are based on the Company’s level of achievement of Company-wide annual sales revenue and earnings per share objectives, as well as divisional profitability and sales objectives, all as established under the Company’s annual operating plan. Each objective is assigned a relative weighting for each Named Executive Officer. The weightings result in executives’ incentives being tied most heavily to those factors over which they have the greatest influence.

          Prior year performance, current market conditions and peer company performance are taken into account in establishing performance goals. Goals are established to promote growth and profitability that exceed the previous year’s performance and is at or above the historical performance of key competitors. Existing market conditions are taken into account to ensure that goals have a reasonable probability of being achieved.

          For 2009, targeted annual incentive opportunities for our Named Executive Officers ranged from 65% to 120% of base salary. Target opportunities are established prior to the start of each year with consideration given to the 60th percentile and the other factors discussed above. On average, target annual incentive opportunities for the Named Executive Officers exceeded the 60th percentile for the closest market comparator position by 6%. The Company believes this variance is within an acceptable range of the 60th percentile and consistent with our aggressive year-over-year growth objectives and our decentralized organization which gives division and group presidents the ability to act autonomously and therefore have a more direct impact on performance results.

          Under the MICP, target award opportunities, weightings and associated performance objectives must be determined and approved by the Committee or Board of Directors no later than 90 days after the beginning of the fiscal year. Typically, target award opportunities, weightings and associated performance objectives for a particular fiscal year are approved in the December preceding the start of that fiscal year. At that time, the Committee may identify items that will be excluded from the calculation of incentive payments, such as the impact of foreign exchange rates, transaction costs and accretive or dilutive effect of merger and acquisition activity and non-recurring charges (collectively, “non-operating items”).

          Target opportunities and associated weightings for 2009 are provided below for each of the Named Executive Officers.

	2009 Performance Measure Weighting
Name	Earnings Per Share	Company Sales	Division Sales	Division Operating Profit	Target Incentive (%)	Target Incentive ($)
Daniel J. Starks	75%	25%	n/a	n/a	120%	$1,170,000
John C. Heinmiller	75%	25%	n/a	n/a	100%	$665,000
Michael T. Rousseau	75%	25%	n/a	n/a	100%	$600,000
Eric S. Fain	25%	n/a	25%	50%	80%	$439,538
Denis M. Gestin(1)	25%	n/a	50%	25%	65%	$428,168

Footnotes

(1)

Mr. Gestin is paid in Euros, but for the purposes of this proxy statement, all amounts have been converted to U.S. Dollars using the exchange rate of 1.432 Euros per U.S. Dollars, the exchange rate on January 2, 2010, the last day of fiscal year 2009.

          Historically, Company-wide performance objectives have been set so they require double digit growth over the previous year’s revenue and profitability results. For example, in December 2008, the Board approved our 2009 operating plan and the Company-wide revenue and earnings per share targets of $4.822 billion and $2.41 (excluding the impact of non-operating items), respectively, that were included within the operating plan. When the Board approved the operating plan, the 2009 revenue and earnings per share targets reflected an increase of approximately 15% over the revenues and earnings per share that we expected, at that time, to achieve for the full year 2008.

          Division goals related to sales and operating profit are established in support of Company-wide revenue and earnings per share targets with additional consideration given to division-specific market conditions and each division’s stage in its growth cycle. For example, although division-specific targets in the aggregate are intended to be consistent with the Company-wide objectives, growth rates implicit in targets for any one division may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant product markets or smaller or larger market shares.

          These considerations result in Company-wide and division goals that are consistent in their difficulty to achieve and probability for success. Performance objectives are set at a level that we believe is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and profitability but are at the same time intended to be reasonable in that they can be achieved by the efficient execution of operating plans.

          Upon completion of each fiscal year, the Committee determines and certifies in writing the payout levels associated with Company-wide and division performance results. The actual incentive payout for each performance objective may range from 0% to 200% of target depending upon the extent to which the performance objective was achieved. Incentive payments are not made if actual performance is less than 90% of targeted levels.

          With the exception of Messrs. Fain and Gestin, whose performance objectives and weightings were related more closely to their divisions’ operating performance, all Named Executive Officers had their 2009 performance objectives and weightings set as follows: 75% on earnings per share and 25% on Company sales. For 2009, earnings per share performance resulted in a payout equal to 96% of target and Company sales resulted in a payout equal to 75% of the targeted award opportunity. Mr. Fain’s 2009 performance objectives and weightings were based 25% on earnings per share, 25% on division sales and 50% on division operating profit. Sales in 2009 for Mr. Fain’s division resulted in a payout equal to 70% of target and division operating profit for Mr. Fain’s division resulted in a payout equal to 80% of target. Mr. Gestin’s 2009 performance objectives and weightings were based 25% on earnings per share, 50% on division sales and 25% on division operating profit. Sales in 2009 for Mr. Gestin’s division resulted in a payout equal to 90% of target and division operating profit for Mr. Gestin’s division resulted in a payout equal to 85% of target.

          The Committee has no discretion under the MICP to increase any executive’s incentive target or payout that would be due upon the attainment of performance objectives, or otherwise modify performance objectives associated with the performance period. However, the Committee may in its discretion reduce or eliminate individual incentive targets or payouts for a performance period. The Committee did not exercise this discretion for any incentive payments earned in 2009.

          Incentive awards are typically paid in February after the prior year’s audited results are available and payout levels are certified by the Committee. Incentive payouts to the Named Executive Officers for 2009 are summarized in the following table:

Name	Target Incentive	2009 Incentive Payout	Payout as a % of Target
Daniel J. Starks	$1,170,000	$1,061,775	90.75%
John C. Heinmiller	$665,000	$603,487	90.75%
Michael T. Rousseau	$600,000	$544,500	90.75%
Eric S. Fain	$439,538	$358,224	81.5%
Denis M. Gestin	$428,168	$386,421	90.25%

          Long-Term Incentive Awards

          The Committee believes that equity-based long-term incentives are a key component of total compensation for executive officers. As a result, annual stock-based, long-term incentive compensation typically exceeds annual cash compensation. The purpose of long-term incentive awards is to enhance the growth and profitability of St. Jude Medical by linking the compensation of key employees to the Company’s stock price performance.

          Long-term incentive compensation is provided to executives through stock options and restricted stock. Awards are granted under the Company’s shareholder-approved 1997, 2000, 2002, 2006 and 2007 stock plans. All of the stock plans allow for the granting of stock options. In addition, the 2000 Stock Plan allows for the granting of restricted stock grants, the 2006 Stock Plan allows for the granting of stock appreciation rights (“SARs”) and the 2007 Stock Plan allows for the granting of many different award vehicles, including restricted stock, restricted stock units, performance shares and SARs. To date, the Company has granted primarily stock options. Limited restricted stock grants have also been made in connection with the hiring and promotion of executive officers.

          The Committee annually reviews the potential dilutive effect of equity award programs from both a share and economic basis as compared to the primary peer group companies.

          Stock Option Awards

          Stock options are intended to align the interests of key executives and shareholders by placing a portion of the key executives’ compensation at risk, tied to long-term shareholder value creation. Stock options have value only to the extent that the price of the Company’s stock on the date of exercise exceeds the exercise price, which is equal to the closing market price of our common stock on the date of grant. To encourage a longer-term perspective and retain our employees, stock options generally cannot be exercised immediately, and generally become exercisable over a four-year period.

          The number and type of options granted to the Chief Executive Officer is recommended by the Committee and approved by the Board of Directors. In determining the Chief Executive Officer’s stock option award, the Committee considers the 60th percentile of the primary peer group data related to long-term incentive awards as well as the Company’s performance relative to the primary peer group.

          The number and type of options granted to the other Named Executive Officers is recommended by the Chief Executive Officer and approved annually by the Committee. Stock option awards are determined with consideration given to the 60th percentile of the external market as well as individual performance, ability to impact key initiatives and the degree to which the executive’s duties and responsibilities match those of the closest market comparator. No pre-assigned weighting is given to these factors but they are used to determine appropriate positioning to the 60th percentile. If an executive consistently exceeds performance targets, a grant above the 60th percentile may be given in order to recognize performance. The Company may also choose to grant above the 60th percentile to take advantage of the retention feature inherent in stock options that vest over time in order to retain an executive who is leading a key initiative or has the potential to assume a key management position in the future. The Company may choose to grant below the 60th percentile in the event that performance objectives were not fully met or the executive is new to his or her position. The market competitiveness of grants is determined using the fair market value of the Company’s stock price at the time of award, which may result in year-over-year fluctuations in the number of shares needed to deliver the desired value.

          The number of shares subject to each option award granted to the Chief Executive Officer and other Named Executive Officers during fiscal year 2009, as well as the grant date fair values of these awards, is shown in the Grants of Plan-Based Awards for fiscal 2009 table on page 31. On average, long-term incentive awards for Named Executive Officers exceeded the 60th percentile for the closest market comparator position by 7%. The Company believes that this variance is within a reasonable range of the targeted 60th percentile positioning.

          Stock option awards are generally made in December of each year on a date coinciding with a regularly scheduled Board of Directors meeting. This date falls after the release of the Company’s third quarter earnings and prior to the end of the Company’s fourth quarter. In certain cases, stock options may be granted to new hires upon commencement of employment with the Company or to existing employees upon promotion to a higher level position. In those cases the grant date is determined to be the first Wednesday of the month following the later of commencement of employment or written approval of the grant. If the first Wednesday of the month is within seven days before an earnings release, the grant date is the third business day following the earnings release. In all cases, the exercise price is the closing sales price of our common stock on the date of grant.

          Restricted Stock Awards

          We believe restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted are based on the Company’s future business plans and the executive officer’s ability to impact those plans. Restricted share awards are generally made to new executive officers in order to immediately further align their interests with shareholders. No restricted shares were granted to Named Executive Officers in 2009.

          Perquisites and Other Benefits

          The Company provides perquisites and other benefits to the Named Executive Officers, including health care benefits and dental, vision, disability and life and supplemental disability insurance coverage. The goal of these programs is to provide appropriate health and welfare benefits. Named Executive Officers participate in the health care, dental and vision plans that are available to all exempt employees. The Company provides salaried employees whose salary, commission and bonus exceed $150,000 with life insurance with a death benefit equal to twice the annual salary, commission and bonus of such salaried employees, up to a maximum death benefit of $1,250,000. In addition, the Company pays supplemental disability insurance premiums for some of the Named Executive Officers.

          The Company also provides retirement savings vehicles to employees and in some cases matches a portion of the amount contributed by employees. The Company’s 401(k) plan matches 100% of the first 3% of compensation contributed by employees. Additionally, the Company provides a Management Savings Plan (“MSP”) with additional matching payments for employees, including the Named Executive Officers, whose annual salary, commission and bonus exceed the IRS qualified plan limit. The MSP is consistent with the deferred compensation plans offered by peer group companies and general industry companies. The Company does not offer a qualified pension plan or a supplemental executive retirement plan, so the MSP is an important vehicle to allow executives to set aside earnings for retirement. The Company also has a profit sharing plan under which the Company may make contributions to employee retirement accounts based on Company financial performance and an employee stock purchase plan that allows employees to purchase stock at a discount to the market price. The 401(k) plan, MSP, profit sharing plan and employee stock purchase plan do not factor into decisions related to other elements of compensation for the Named Executive Officers other than to support the Company’s overall strategy to attract and retain executive talent.

          Because Mr. Gestin is not based in the United States, he does not participate in most of the benefit programs discussed above but rather participates in health, welfare and retirement programs provided to all employees at the Company’s Brussels location. These benefits include disability insurance, hospitalization insurance and life insurance equal to two times the employee’s annual base salary plus an additional 50% of such employee’s annual base salary per each dependent child. Additionally, Belgian employees participate in a retirement plan that for 2009 provided a contribution equal to 3% of the social security ceiling plus 11% of the difference between the social security ceiling and the employee’s base salary. The Company believes these programs are necessary in order to compete for talent and that it is appropriate to provide Mr. Gestin benefits consistent with normal practice in his country of residence.

          In addition to participating in the benefit programs described above, the Named Executive Officers receive certain perquisites that the Company believes are consistent with perquisites provided to senior executives in similar-sized companies, based on its annual review of available survey data. For 2009, perquisites for the Named Executive Officers, excluding Mr. Gestin, included an annual cash perquisite allowance ranging from $17,250 to $26,000. The cash perquisite allowance is in lieu of car allowances, financial planning and other perquisites which are provided by similarly-sized companies. The Company chooses to use a cash allowance approach because it is easily administered and can be easily adjusted on an annual basis in response to shifts in market practices. Unlike base salaries, cash perquisites are excluded from the determination of benefits under other Company programs such as the MICP and the Company’s profit sharing plan. Consistent with European practice, Mr. Gestin does not receive a cash perquisite allowance but rather is provided an automobile by the Company. The cost to the Company for this perquisite in 2009 was $34,586.

          Named Executive Officers may also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year. Each Named Executive Officer may also receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam.

          Stock Ownership Guidelines

          The Company maintains stock ownership guidelines which set stock ownership targets that all executive officers and Directors are expected to achieve, with the intent of aligning the interests of management and shareholders. Targeted stock ownership levels range from three times base salary for the Chief Executive Officer to two times base salary for each of the other Named Executive Officers. Stock ownership guidelines for Directors are set at five times the annual retainer for Directors, or $270,000. Ownership levels are expected to be reached within five years after the date of first promotion to the applicable management level or to the Board, as applicable.

          Ownership levels are determined by including stock acquired through open market, option plan or employee stock purchase plan purchases, shares obtained in lieu of earned compensation, shares earned under restricted stock grants and the “in the money” value of vested stock options. Those Named Executive Officers that have been executive officers of the Company for at least five years are in compliance with the Company’s stock ownership guidelines.

          Employment, Termination and Change in Control Agreements

          The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. Each Severance Agreement provides a benefit to the Named Executive Officer in the event that he is involuntarily terminated, other than for cause, following a change in control. A benefit is also provided if the Named Executive Officer terminates his employment for good reason in the three years following a change in control. The Company has selected this “double trigger” approach because it protects the Named Executive Officer from the possibility of a termination of his employment following a change in control while at the same time providing for payment only if such a termination of employment actually occurs.

          In the event of a qualifying termination, each Named Executive Officer is provided with a lump sum payment equal to 2.9 times his annual base salary, target annual incentive and annual perquisite allowance. In addition, for a period of three years, the Named Executive Officer is entitled to receive, at the Company’s expense, health, accident, disability and life insurance benefits substantially similar to those provided immediately prior to termination. In the event that any payments associated with a change in control, whether covered by the Severance Agreement or any other plan, would be subject to excise tax under Section 280G of the Internal Revenue Code, the Company will provide the Named Executive Officer with a payment to cover the excise tax plus a gross-up payment to cover any taxes applied to the excise tax payment. The Company will also reimburse the Named Executive Officer for any legal fees and expenses incurred by the Named Executive Officer as a result of the termination of his employment, including costs incurred in contesting or disputing the termination or seeking to obtain or enforce any right under the Severance Agreement.

          The Company believes that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. The Company also believes these arrangements are necessary in order to retain key executives during the transition period following a change in control and allow them to focus on Company-related matters rather than seeking new employment opportunities. We believe the benefits provided are reasonable in light of those provided to named executive officers at similarly-sized companies and the amount of time normally required to find executive employment opportunities. The Severance Agreements are discussed in greater detail on page 35. The Severance Agreements do not factor into decisions related to other elements of compensation other than to support the overall strategy of attracting and retaining executive talent.

          Tax Implications of Executive Compensation

          Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain of its executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that has been approved by shareholders, the performance goals are objective and determined by a committee of the board of directors which is comprised solely of two or more outside directors and the compensation is paid only after the committee certifies that the performance goals and any other material terms were in fact satisfied.

          All awards to the Named Executive Officers made for fiscal 2009 under the Company’s short- and long-term incentive plans qualify as performance-based compensation under Section 162(m), and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes.

          It is the Committee’s intention to use incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure incentive compensation so that the Company will not lose deductions under Section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

          Compensation Arrangements for the Named Executive Officers for 2010

          The compensation arrangement for each of the Named Executive Officers is reviewed by the Compensation Committee each October relative to the external market comparators and the other factors described above. Each December, the Compensation Committee recommends for full Board approval the compensation of the Company’s Chief Executive Officer to be effective January 1st of the following year, and approves the compensation for each of the other Named Executive Officers for the following year.

          In accordance with the Company’s executive compensation philosophy and policies described above, and as part of the Chief Executive Officer’s annual compensation and performance review, the Board determined the following at its December 2009 meeting for 2010:

2010 Compensation
Named Executive Officer	Base Salary	Target Annual Incentive	Cash Perquisite Allowance
Daniel J. Starks	$995,000	120%	$26,000
John C. Heinmiller	$678,300	100%	$24,000
Michael T. Rousseau	$612,000	100%	$24,000
Eric S. Fain	$561,000	80%	$17,250
Denis M. Gestin(1)	$671,894	65%	n/a

Footnotes

(1)	Mr. Gestin does not receive a cash perquisite allowance but rather is provided an automobile. The cost to the Company for the automobile in 2009 was $34,586.

          In December of 2009, the Compensation Committee established target award opportunities as a percentage of base salary, performance objectives and relative weightings for the 2010 fiscal year. Target award opportunities for the Named Executive Officers as a percentage of base salary remain unchanged for 2010. Target opportunity percentages, performance criteria and weightings for 2010 are summarized below.

	2010 Performance Measure Weighting
Name	Earnings Per Share	Company Sales	Division Sales	Division Operating Profit	Target Incentive (%)	Target Incentive ($)
Daniel J. Starks	75%	25%	n/a	n/a	120%	$1,194,000
John C. Heinmiller	75%	25%	n/a	n/a	100%	$678,300
Michael T. Rousseau	75%	25%	n/a	n/a	100%	$612,000
Eric S. Fain	25%	n/a	25%	50%	80%	$448,800
Denis M. Gestin	25%	n/a	50%	25%	65%	$436,731

Compensation Committee Report

          We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Stuart M. Essig, Chairman
Barbara B. Hill
Wendy L. Yarno

Summary Compensation Table

          The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2009. These five individuals are collectively referred to as the “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)		Total ($)

Daniel J. Starks	2009	975,000		-0-	5,865,795	1,061,775	36,350	(6)	7,938,920
Chairman, President and	2008	993,750	(5)	-0-	6,424,380	1,365,413	65,400		8,848,943
Chief Executive Officer	2007	975,000		-0-	4,568,352	1,205,100	88,375		6,836,827

John C. Heinmiller	2009	665,000		-0-	2,789,511	603,487	39,315	(7)	4,097,313
Executive Vice President and	2008	652,308		-0-	2,676,825	746,892	68,360		4,144,385
Chief Financial Officer	2007	610,000		-0-	2,284,176	628,300	67,565		3,590,041

Michael T. Rousseau	2009	600,000		-0-	2,372,388	544,500	35,160	(8)	3,552,048
Group President	2008	560,577		-0-	2,141,460	641,861	63,280		3,407,178
	2007	500,000		162,200	1,741,684	496,250	62,185		2,962,319

Eric S. Fain	2009	549,423		-0-	1,824,914	358,224	29,410	(9)	2,761,971
President, Cardiac Rhythm	2008	500,000		-0-	1,606,095	389,063	45,774		2,540,932
Management Division	2007	432,375		82,980	1,713,265	249,565	38,967		2,517,152

Denis M. Gestin(10)	2009	658,720		-0-	1,173,159	386,421	185,125	(11)	2,403,425
President, International Division	2008	605,520		81,100	963,657	376,937	261,635		2,288,849

Footnotes

(1)	Includes amounts deferred at the discretion of the executive officer pursuant to our 401(k) plan and our MSP.

(2)

In accordance with FASB ASC Topic 718, the amounts in this column are calculated based on the number of shares of restricted stock awarded and the fair market value of our common stock on the date the award was made.

(3)

The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010.

(4)

We award bonuses to the Named Executive Officers solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column. The amounts in this column relate to awards under the MICP and are described under the heading “Compensation Discussion and Analysis” above.

(5)	Mr. Starks’ annualized salary did not change between 2007 and 2009. The 2008 salary difference represents one additional week of payroll in fiscal year 2008 as compared to fiscal years 2007 and 2009.

(6)

Consists of a perquisite allowance of $26,000 and retirement plan contributions of $10,350. The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

(7)

Consists of a perquisite allowance of $24,000, retirement plan contributions of $10,350, the cost of supplemental disability insurance premiums paid by the Company and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(8)

Consists of a perquisite allowance of $24,000, retirement plan contributions of $10,350 and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(9)

Consists of a perquisite allowance of $17,250, retirement plan contributions of $10,350, an award payment related to a patent filing and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(10)

Mr. Gestin was appointed as an executive officer of the Company on January 1, 2008 and, accordingly, no fiscal year 2007 information is provided. 2009 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.432 in effect on the last day of fiscal year 2009. 2008 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.392 in effect on the last business day of fiscal year 2008.

(11)	Consists of statutory vacation pay of $83,453 required to be paid annually pursuant to Belgium law, retirement plan contributions of $67,086 and the cost of a company automobile of $34,586.

Grants of Plan-Based Awards for Fiscal 2009

          The following table summarizes the 2009 grants of equity and non-equity incentive plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)

Daniel J. Starks		702,000	1,170,000	2,340,000

	12/14/09				450,000	38.59	5,865,795

John C. Heinmiller		399,000	665,000	1,330,000

	12/14/09				214,000	38.59	2,789,511

Michael T. Rousseau		360,000	600,000	1,200,000

	12/14/09				182,000	38.59	2,372,388

Eric S. Fain		263,723	439,538	879,077

	12/14/09				140,000	38.59	1,824,914

Denis M. Gestin(5)		256,901	428,168	856,336
	12/14/09				90,000	38.59	1,173,159

Footnotes

(1)

Actual amounts paid under the MICP based on our 2009 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The performance objectives and target opportunities for awards under the MICP for each year are typically set at the Board of Directors and Compensation Committee meetings held in the December preceding the year for which performance is to be measured. For example, on December 15, 2008, the Board of Directors and Compensation Committee set the performance targets for fiscal year 2009. The performance targets are described in “Compensation Discussion and Analysis” above.

(2)	All option grants made to the Named Executive Officers were made under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

(3)	These options vest in equal installments on each of the first four anniversary dates of the date of grant, subject to acceleration of vesting upon a change in control.

(4)

The assumptions used to estimate the grant date fair value of stock options are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2010.

(5)	Estimated possible payouts under non-equity incentive plan awards for Mr. Gestin have been converted from Euros to U.S. dollars using the exchange rate in effect on the last day of fiscal year 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

          The following table sets forth the outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Daniel J. Starks	300,000		-0-		24.83	04/15/2003	04/15/2011
	520,000		-0-		39.18	04/23/2004	04/23/2012
	216,000		-0-		51.91	12/13/2005	12/13/2013
	160,000		160,000		40.55	12/10/2007	12/10/2015
	150,000	(1)	450,000	(1)	30.58	12/15/2008	12/15/2016
	-0-	(1)	450,000	(1)	38.59	12/14/2009	12/14/2017

John C. Heinmiller	160,000		-0-		17.36	12/09/2002	12/09/2010
	160,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	108,000		-0-		51.91	12/13/2005	12/13/2013
	112,500	(1)	37,500	(1)	38.00	12/12/2006	12/12/2014
	80,000	(1)	80,000	(1)	40.55	12/10/2007	12/10/2015
	62,500	(1)	187,500	(1)	30.58	12/15/2008	12/15/2016
	-0-	(1)	214,000	(1)	38.59	12/14/2009	12/14/2017

Michael T. Rousseau	180,000		-0-		17.36	12/09/2002	12/09/2010
	150,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	106,000		-0-		51.91	12/13/2005	12/13/2013
	103,500	(1)	26,500	(1)	38.00	12/12/2006	12/12/2014
	61,000	(1)	61,000	(1)	40.55	12/10/2007	12/10/2015
	50,000	(1)	150,000	(1)	30.58	12/15/2008	12/15/2016
	-0-	(1)	182,000	(1)	38.59	12/14/2009	12/14/2017
								2,000	(2)	73,560	(3)

Eric S. Fain	63,000		-0-		17.36	12/09/2002	12/09/2010
	56,800		-0-		30.95	12/08/2003	12/08/2011
	40,000		-0-		41.84	12/14/2004	12/14/2012
	34,500		-0-		51.91	12/13/2005	12/13/2013
	28,500	(1)	9,500	(1)	38.00	12/12/2006	12/12/2014
	13,000	(1)	13,000	(1)	41.49	07/01/2007	07/01/2015
	47,000	(1)	47,000	(1)	40.55	12/10/2007	12/10/2015
	37,500	(1)	112,500	(1)	30.58	12/15/2008	12/15/2016
	-0-	(1)	140,000	(1)	38.59	12/14/2009	12/14/2017
								1,000	(4)	36,780	(3)

Denis M. Gestin	40,000		-0-		41.84	12/14/2004	12/14/2012
	34,500		-0-		51.91	12/13/2005	12/13/2013
	25,875	(1)	8,625	(1)	38.00	12/12/2006	12/12/2014
	34,000	(1)	34,000	(1)	40.55	12/10/2007	12/10/2015
	22,500	(1)	67,500	(1)	30.58	12/15/2008	12/15/2016
	-0-	(1)	90,000	(1)	38.59	12/14/2009	12/14/2017
								1,000	(2)	36,780	(3)
Footnotes
(1)	These options vest 25% on each of the first four anniversary dates of the date of grant.
(2)	Granted on December 10, 2007; these shares of restricted stock vest 25% on each of the first four anniversary dates of the date of grant.
(3)	Determined by multiplying the Company’s closing stock price ($36.78) on the last business day of fiscal year 2009 (12/31/2009) by the number of shares subject to the award.
(4)	Granted on July 1, 2007; these shares of restricted stock vest 25% on each of the first four anniversary dates of the date of grant.

Option Exercises and Stock Vested During Fiscal 2009

          The following table summarizes information with respect to stock option awards exercised and restricted stock vested during fiscal year 2009 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel J. Starks	780,000	13,876,352	-0-	-0-

John C. Heinmiller	100,000	1,681,564	-0-	-0-

Michael T. Rousseau	220,000	4,497,508	1,000	37,900

Eric S. Fain	232,000	4,886,022	500	20,345

Denis M. Gestin	-0-	-0-	500	18,950

Footnotes

(1)

Calculated by multiplying the number of shares acquired on exercise by the difference between the closing market price per share of our common stock on the day of exercise and the exercise price per share.

(2)	Calculated by multiplying the number of shares acquired on vesting by the closing market price on the date of vesting.

Nonqualified Deferred Compensation

          The following table shows the executive contributions and Company contributions in fiscal year 2009 and earnings and account balances for the Named Executive Officers in the St. Jude Medical Management Savings Plan (the “MSP”), an unfunded, unsecured non-qualified deferred compensation plan. The MSP allows participants to defer up to 100% of their base pay, MICP bonus and other bonus and commission compensation. The Company makes matching contributions of 100% of deferrals up to 3% of the first $100,000 of compensation above the Internal Revenue Code limit ($230,000 in 2009), and may also make profit sharing contributions based on a percentage of compensation above the Internal Revenue Code limit to participants’ accounts. Deferred amounts and Company contributions are held in an irrevocable trust which remains subject to the claims of the Company’s creditors. Company contributions vest 20% for each calendar year of a participant’s service. Deferred amounts and Company contributions in each participant’s account are credited with the net returns of the investment funds in which such contributions are deemed to be invested. Participants may select among several deemed investment options made available by the Company, and participants may change their deemed investment elections at any time. The following investment funds were available under the MSP in fiscal 2009: JPMorgan Prime Money Market, PIMCO Total Return, Vanguard Target Retirement Income Fund, Vanguard Target Retirement 2010, Vanguard Target Retirement 2015, Vanguard Target Retirement 2020, Vanguard Target Retirement 2025, Vanguard Target Retirement 2030, Vanguard Target Retirement 2035, Vanguard Target Retirement 2040, Vanguard Target Retirement 2045, Vanguard Target Retirement 2050, Dodge & Cox Balanced, JPMorgan Equity Index-Select, American Century Large Company Value, Victory Diversified Stock-A, American Funds Growth Fund of America-R5, JPMorgan Mid Cap Value, Morgan Stanley Inst Mid Cap Growth, American Century Small Cap Value, Columbia Acorn Fund Z and Harbor International. The returns on these investment funds for the year ended December 31, 2009 ranged from .50% to 60.19%, with a median return of 26.90%.

          Participants may elect, prior to the beginning of each year, to have all amounts deferred and Company contributions for that year distributed on a date during employment, provided that the selected distribution date occurs at least two years after the end of the year in which the withdrawn amounts were initially deferred into the MSP. Participants may also elect at that time to receive the amount in installments over a period of up to 15 years upon separation from service, provided their account balance and length of service exceed certain minimums; otherwise payment is made in a single lump sum. If no early distribution election is made, participants will receive a distribution of their account in the MSP upon separation from service with the Company. To the extent necessary to comply with Section 409A of the Internal Revenue Code, payments made to Named Executive Officers on account of their separation from service may be delayed six months following their separation from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)

Daniel J. Starks	48,750	3,000	137,502	639,174

John C. Heinmiller	33,250	3,000	157,698	734,105

Michael T. Rousseau	1,095,889	3,000	1,048,156	5,892,499

Eric S. Fain	121,767	3,000	145,283	620,920

Denis M. Gestin(5)	-0-	-0-	-0-	-0-

Footnotes

(1)	All of these amounts are included in the amounts reported under the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 30.

(2)	All of these amounts are included in the amounts reported under the “All Other Compensation” column of the Summary Compensation Table on page 30.

(3)

The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual funds in which the Named Executive Officers’ deferred amounts were deemed to be invested. None of these amounts are reported as compensation in the last completed fiscal year because the earnings were not above-market or preferential.

(4)

Includes the following amounts that were previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for previous years: Mr. Starks, $517,913; Mr. Heinmiller, $640,857; Mr. Rousseau, $4,173,335; and Mr. Fain, $407,218.

(5)	As a Belgium resident, Mr. Gestin is not eligible to participate in the MSP.

Employment Agreements

          The Company has no written employment agreements with the Named Executive Officers. The compensation arrangement for each of the Named Executive Officers is described under “Compensation Discussion and Analysis” above.

Change in Control Agreements

          The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the Named Executive Officer’s employment without Cause or he terminates his employment for Good Reason. Such payments and benefits include: (1) severance pay equal to 2.9 times the sum of the Named Executive Officer’s annual salary, target bonus and certain other compensation paid to the Named Executive Officer during the 12 months prior to the termination; (2) three years of health, life and disability insurance substantially similar to that in effect at the time of termination; (3) the payment of legal fees and expenses relating to the termination; and (4) a gross-up payment for certain excise taxes, if they are imposed on such payments or benefits and for any tax imposed on such gross-up payment. Under the Severance Agreements, “Cause” is defined as a conviction for felony criminal conduct; “Good Reason” is defined to include a change in the Named Executive Officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% or more of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company’s Board of Directors or another event the majority of the Continuing Directors determines to be a change in control.

Potential Payments Upon Termination or Change in Control

          As described above, the Named Executive Officers do not have employment agreements with the Company, but do have Severance Agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on January 2, 2010, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. Because it is unlikely that any of the Named Executive Officers would be affected by a layoff, the information below does not reflect benefits that may be available in such situations under Company plans and arrangements.

          Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

          Equity Awards

          If one of the Named Executive Officers were to die or become disabled, any exercisable stock options would remain exercisable for one year following the date of death or disability, except to the extent of the earlier expiration of the option term. All unexercisable stock options would immediately be cancelled and all unvested shares of restricted stock would immediately be forfeited.

          Deferred Compensation

          Other than Mr. Gestin, who is a Belgium resident and is not eligible to participate, each of the Named Executive Officers participates in our MSP, which permits the deferral of base salary and incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 34 reports each Named Executive Officer’s aggregate balance at January 2, 2010, under the MSP. The Named Executive Officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment, death or at a date during employment elected by the Named Executive Officer, subject to any claims of creditors in the event of a Company insolvency. Until distribution, the account balances continue to be credited with increases or decreases reflecting changes in the value of the deemed investment funds in which each Named Executive Officer has elected the deferred compensation to be allocated.

          Life Insurance Benefits

          The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. If a Named Executive Officer had died on January 2, 2010, their survivors would have received $1,250,000 under this arrangement, except for Mr. Starks, who declined this benefit, and Mr. Gestin, who would have been entitled to receive $2,351,629 pursuant to the life insurance plan offered to our employees in Belgium.

          Severance Payments

          In the event that a Change in Control of the Company (as defined under the Severance Agreements) had occurred on January 2, 2010, no payments would have been due to the Named Executive Officers unless they were also terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the Severance Agreements). The table below sets forth the severance payments to each of the Named Executive Officers in the event a Change in Control had occurred on December 31, 2009 and there had been such a termination and also sets forth the “in the money” value of options and value of restricted stock for which vesting would have accelerated on that date, regardless of whether their employment was terminated.

Change in Control Payments and Acceleration of Equity Awards
	Cash Payments		Equity Awards for Which Vesting Would Have Accelerated(1)
Named Executive Officer	Salary, Bonus and Perks- Related Payments ($)	Healthcare Benefits ($)	“In the Money” Value of Options ($)	Value of Restricted Stock ($)	Total
Daniel J. Starks	6,423,500	40,067	2,790,000	-0-	9,253,567
John C. Heinmiller	4,003,740	53,279	1,162,500	-0-	5,219,519
Michael T. Rousseau	3,619,200	53,279	930,000	73,560	4,676,039
Eric S. Fain	2,978,445	40,067	697,500	36,780	3,752,792
Denis M. Gestin	3,312,396	28,403	418,500	36,780	3,796,079

Footnotes

(1)	Calculated using the closing price of our common stock on December 31, 2009, the last business day of fiscal year 2009.

The salary, bonus and perk-related payments would have been made in lump sums, and the health care benefits would have been provided over three years following termination. For Mssrs. Starks, Heinmiller, Rousseau and Fain no gross-up payments would have been due in connection with the Change in Control. Mr. Gestin is not a United States taxpayer and is not subject to United States tax law.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. Ernst & Young LLP will audit our consolidated financial statements for 2010 and perform other services approved by the Audit Committee.

Audit and Other Fees

          The following table presents Ernst & Young LLP fees for professional services by type and amount charged to the Company during fiscal years 2009 and 2008 (in thousands):

	2009	2008
Audit Fees(1)	$4,975	$4,765
Audit-Related Fees(2)	$83	$106
Tax Fees(3)	$3,385	$1,899
All Other Fees	—	—

Footnotes

(1)

Audit fees represent amounts for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and statutory audits of various Company subsidiaries outside of the United States.

(2) Audit-related fees represent amounts for employee benefit plan audits, due diligence assistance and other attestation services.

(3)

Tax fees represent amounts for preparation or review of the Company’s income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company’s income and related tax returns totaled $579 (thousand) and $305 (thousand) in fiscal years 2009 and 2008, respectively.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

          In 2003, the Audit Committee adopted the “Pre-Approval of Independent Auditor Services and Fees” policy. The policy requires that all services by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company’s independent registered public accounting firm. Each year, the Audit Committee authorizes the terms, including the scope, and the fees for the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company’s independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

          In 2008 and 2009, there were no fees paid to Ernst & Young LLP that were not approved in advance by the Audit Committee.

Ratification of Appointment

          A proposal will be presented at the annual meeting to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection of the Company’s independent registered public accounting firm for 2010. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and to answer your questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst &
Young LLP. Proxies will be voted FOR ratification of this appointment unless otherwise specified.

SHAREHOLDER PROPOSAL FOR SUSTAINABILITY REPORT

          The Company has been notified by Walden Asset Management, a division of Boston Trust & Investment Management Company (“Boston Trust”) and having an address of 1 Beacon Street, Boston, MA 02108, which together with Boston Trust owns 512,748 shares of the Company’s common stock, that it intends to present the following proposal for consideration at the annual meeting. The Board of Directors unanimously recommends a vote “AGAINST” this proposal for the reasons stated after the proposal.

WHEREAS:

The Deloitte Center for Health Solutions December 2008 report defines sustainability in healthcare as “The continual improvement of business operations to ensure long-term resource availability through environmental, socially sensitive, and transparent performance as it relates to health consumers, business partners, and the community.”

The report argues: Sustainability efforts are especially important in health care organizations because they are implicit in the overarching credo of the health profession – to do no harm. Furthermore, they are “a critical business issue that is quickly becoming a requirement.” Health care companies have yet to fully leverage their influence over providers, suppliers and consumers in their value chain, from influencing manufacturing practices and reducing emissions from distribution channels to enabling the safe collection and disposal of products.

We believe sustainability reporting on such business practices makes a company more responsive to the global business environment, one with finite natural resources, shifting legislation, and changing public expectations of corporate behavior. Reporting also helps companies better integrate and gain strategic value from existing corporate social responsibility efforts, identify gaps and opportunities, develop company-wide communications publicize innovative practices and receive feedback.

Today, companies such as Goldman Sachs and Morgan Stanley collect information on companies’ environmental, social and governance (ESG) practices to assist in investment decisions. The Carbon Disclosure Project (CDP), representing 475 institutional investors with $55 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs.

According to a 2008 KPMG report on sustainability reporting, of the 250 Global Fortune companies, 79% produce reports compared to 52% in 2005. Of the 100 top U.S. companies by revenue, 73% produce reports compared to 32% in 2005. Industry peers like Baxter International, Boston Scientific and Medtronic have identified ESG factors relevant to their business and addressed them strategically through sustainability programs and reports.

In contrast, St. Jude Medical did not respond to the CDP questionnaire and does not report materially on its sustainability efforts.

We ask the Company to make clear to shareholders that it is taking the necessary steps to identify, understand, monitor, and manage ESG factors that are material to its long term business.

RESOLVED

Shareholders request that the Board of Directors issue a sustainability report describing the company’s ESG performance and goals, prepared at reasonable cost, and omitting proprietary information, by September 1, 2010.

SUPPORTING STATEMENT

The report should include a company-wide review of company policies, practices, and metrics related to ESG performance along with clear plans for greenhouse gas emissions management.

We encourage St. Jude Medical to use the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (G3) to prepare the report. The GRI (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The G3 provide guidance on report content, addressing, among other issues, direct economic impacts, environment performance, international labor standards and practices, human rights policies and product responsibility. The Guidelines provide a flexible reporting system that allows companies to report incrementally over time.

Board Recommendation

          The Board of Directors has considered the above proposal and recommends a vote “AGAINST” the proposal for the following reasons:

          The Company recognizes the importance of social, environmental and economic considerations in conducting its business. The Company is committed to ethical business practices and compliance with the law in all areas of its operations and strives to be a good corporate citizen in the communities where it operates. We believe as a Company we are demonstrating and communicating the commitment and concern of the Company and its subsidiaries to sustainability issues. The Company believes, however, that conducting a special review of social, environmental and economic performance for the purpose of preparing an additional report to shareholders on sustainability would be expensive, time-consuming and unnecessary and that it should instead focus its resources on increasing shareholder value by continuing to invest in and develop life saving technologies for the benefit of patients within our global communities.

          As a Board, we are focused on navigating the Company through uncertain economic and political times. In light of the challenges facing healthcare companies today, we feel that preparing a sustainability report based on the Sustainability Reporting Guidelines of the Global Reporting Initiative (GRI) or other similar guidelines would be an imprudent use of the Company’s assets. You will see below that the Company already has a number of independent communications publicly available to shareholders that communicate our commitment to sustainability issues.

          We believe that sustainability should be part of doing business, not a special program or report. Our Code of Business Conduct (available at www.sjm.com) codifies our philosophy, values and ethical business standards. This policy affirms our commitment to a culture that promotes conducting business as a responsible global citizen in accordance with the highest ethical standards and in compliance with applicable environmental, safety and health requirements. We also promote building a business environment where diversity is respected and are committed to providing employees with a safe and healthy workplace.

          As part of St. Jude Medical’s commitment to environmental responsibility, we are systematically measuring and continuously improving our impact on the environment. We recognize that our products, processes and people interact within a finite environment. Doing so in a way that meets the human needs of today without compromising those of future generations is consistent with our sense of good corporate citizenship. We continue to implement policies and procedures that improve our environmental programs at St. Jude Medical. Shareholders are invited to review our global environmental policy as well as review the focus of our internal program called “Go Green” at www.sjm.com.

          As part of our broader environmental management systems focus, St. Jude Medical is pursuing certification in the environmental management standard known as ISO 14001. This internationally recognized certification process provides a framework for a holistic, strategic approach to our environmental policies, plans and actions. ISO 14001 requires a third-party independent auditor to review our progress each year to ensure continuous improvement in environmental performance. We will also be performing annual internal audits to ensure that we are in compliance with ISO 14001 standards. ISO 14001 is the centerpiece of our broader environmental management systems because it:

•	Formalizes identification of all aspects of our sites that could impact the environment

•	Ranks these impacts in priority order

•	Prompts us to mitigate or eliminate these impacts

•	Provides employees with processes designed to increase environmental awareness, prevention of pollution and the integration of established quality standards

•	Gives the company the flexibility to set realistic and meaningful environmental metrics

          Our Cardiac Rhythm Management facility in Sweden led the way in this effort, attaining our first ISO14001 Certification in 2002. We have since obtained certification for the following additional facilities:

•	Arecibo, Puerto Rico

•	Caguas, Puerto Rico

•	Irvine, California

•	Maple Grove, Minnesota

•	Minnetonka, Minnesota

•	Sunnyvale, California

•	Sylmar, California

•	Woodridge (St. Paul, Minnesota)

•	Zaventem, Belgium

          We will continue our pace to certify all of our manufacturing sites to the ISO 14001 standards. In addition to gaining ISO 14001 certification at our sites, we are focused on using internationally recognized LEED (Leadership in Energy & Environment Design) certification guidelines in applicable new sites. We recently attained LEED Gold Certification for our new Corporate Headquarters & Atrial Fibrillation Technology Center in St. Paul, Minnesota.

          Our Company and our employees have a stake in the communities where we do business. As such, we are committed to fostering employee participation and providing funding for community involvement programs that address the important needs of each community. Our involvement spans a variety of programs, including, but not limited to, the United Way, the American Heart Association and the Larry King Cardiac Foundation. We also provide substantial funding for the St. Jude Medical Foundation, the private charitable arm of the Company, whose mission is to support organizations that improve public awareness of cardiovascular conditions and invest in education and training and in the research and science that leads to a better understanding of cardiac health concerns.

          While we are proud of our environmental, social and governance practices, the Board believes that a centralized “company-wide” sustainability report is expensive, time-consuming and unnecessary. The proposal recommends that the Company prepare the report in accordance with GRI guidelines “at a reasonable cost.” These guidelines are a lengthy, complex and inherently vague set of requirements that require very extensive and detailed scientific and technical analyses relating to approximately 80 “indicators” in six major areas (Economic, Environment, Human Rights, Labor, Product Responsibility and Society).

          Due to the decentralized nature of our organization, any attempt to prepare a sustainability report, whether or not pursuant to the Global Reporting Initiatives Guidelines, would require extensive use of specialized consultants with the expertise and resources to gather data across our many locations and generate a comprehensive report. Information previously available on GRI’s website stated that companies that responded to a survey conducted by GRI spent an average of more than $600,000 in preparing sustainability reports using GRI guidelines, with one entity spending $3 million on its sustainability report.

          As a reminder to our shareholders, we operate through six distinct business divisions, each with numerous facilities located in more than 30 countries around the world. Each of these business units runs its operations with limited direction from corporate management within the Company’s decentralized management structure.

          The Board recognizes the importance to shareholders of economic, environmental and social sustainability, and we believe that the Company has demonstrated a long history of dedication to good corporate citizenship, environmental and social responsibility and strong economic return to shareholders and the communities in which we operate. We would prefer to use our resources at this time to focus on increasing shareholder value by investing in research and development and other growth programs of the Company to develop and bring to market life saving technologies for the good of patients within our global communities.

The Board of Directors recommends a vote AGAINST this shareholder proposal.
Proxies will be voted AGAINST the shareholder proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

          Under SEC rules, shareholders who wish to present a proposal at the 2011 Annual Meeting of Shareholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Pamela S. Krop, Corporate Secretary, St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, Minnesota 55117. We must receive your written proposal no later than November 23, 2010.

          Shareholders who intend to present a proposal at the 2011 Annual Meeting of Shareholders, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company’s bylaws. The bylaws require, among other things, that a shareholder submit a written notice to the Corporate Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

          We have sent to our shareholders the Notice containing instructions on how to access this proxy statement and our 2009 Annual Report to Shareholders on-line. Shareholders who received a paper copy of this proxy statement were also sent a copy of our 2009 Annual Report. Both our 2009 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended January 2, 2010 are available on our website at www.sjm.com, by clicking on Investor Relations and Annual Reports and SEC Filings, respectively. Copies of the Form 10-K are available to any shareholder who submits a request in writing to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

OTHER MATTERS

          We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, the holders of the proxies will have discretionary voting authority to vote your shares as they deem in the best interest of the Company.

Daniel J. Starks
Chairman of the Board of Directors,
President and Chief Executive Officer

March 23, 2010

ST. JUDE MEDICAL, INC. ATTN: INVESTOR RELATIONS ONE ST. JUDE MEDICAL DRIVE ST. PAUL, MN 55117

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

		CONTROL #	000000000000
NAME
		SHARES
THE COMPANY NAME INC. - COMMON

	☒	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal (s) :

1.	Election of Directors	For	Against	Abstain

01	Stuart M. Essig	☐	☐	☐

02	Barbara B. Hill	☐	☐	☐

03	Michael A. Rocca	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends you vote FOR the following proposal (s) :		For	Against	Abstain

2	To Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal (s) :		For	Against	Abstain

3	To consider and act upon a shareholder proposal regarding sustainability reporting.	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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PLEASE REFER TO REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

ST. JUDE MEDICAL, INC. Annual Meeting of Shareholders May 7, 2010 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller and Pamela S. Krop or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 7, 2010 at 8:30 a.m. central time, at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, 55102 or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

The shares represented by this proxy will be voted as specified, but if no specification is made the shares will be voted “FOR” each of the Director nominees, “FOR” Proposal 2, “AGAINST” Proposal 3, and in the discretion of the named proxies on all other matters.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Meeting Type: Annual Meeting
ST. JUDE MEDICAL, INC.	For holders as of: March 10, 2010
Date: May 07, 2010 Time: 8:30 AM CDT
Location: Minnesota History Center
345 Kellogg Boulevard West
St. Paul, Minnesota, 55102
For Meeting Directions: Please Call: 651-259-3000

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

ST. JUDE MEDICAL, INC.
ATTN: INVESTOR RELATIONS
ONE ST. JUDE MEDICAL DRIVE
ST. PAUL, MN 55117

See the reverse side of this notice to obtain proxy materials and voting instructions.

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—— Before You Vote ——

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report	2. Notice & Proxy Statement

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2010 to facilitate timely delivery.

—— How To Vote ——

Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors

Nominees

01	Stuart M. Essig

02	Barbara B. Hill

03	Michael A. Rocca

The Board of Directors recommends you vote FOR the following proposal(s):

2	To Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

The Board of Directors recommends you vote AGAINST the following proposal(s):

3	To consider and act upon a shareholder proposal regarding sustainability reporting.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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NAME

THE COMPANY NAME INC. - COMMON

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